Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

VIASPACE Inc.

We consent to the incorporation by reference in Registration Statements (Nos. 333-135723, 333-150553 and 333-157102) on Form S-8 of VIASPACE Inc. of our report dated April 14, 2016, relating to the financial statements of VIASPACE Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of VIASPACE Inc. for the year ended December 31, 2016.

/S/ Hein & Associates LLP

Hein & Associates LLP

Irvine, California

March 31, 2017